Riley Permian Announces Update on EOR Project Updates and Declares Quarterly Cash Dividend

OKLAHOMA CITY, October 7, 2021 -- Riley Exploration Permian, Inc. (NYSE American: REPX) ("Riley Permian", the "Company", “we” or “our”) today announced updates related to its enhanced oil recovery (EOR) pilot project and its upcoming dividend.

The Company executed two agreements, effective October 7, 2021, related to its EOR pilot project. The Company entered into an agreement with the Cortez Pipeline Company relating to the connection and establishment of a delivery point for Riley Permian on the Cortez Pipeline at its Champions assets in Yoakum County, Texas. Cortez owns and operates a pipeline system originating in or near Cortez, Colorado and traversing the states of New Mexico and Texas for the transportation of carbon dioxide (CO2). Riley Permian also entered into an agreement with Kinder Morgan CO2 Company LLC, an affiliate of Kinder Morgan, Inc. (together with Kinder Morgan CO2 Company, LLC “Kinder Morgan”), one of the largest energy infrastructure companies in North America, relating to the purchase and sale of CO2 from Kinder Morgan. Riley Permian will purchase CO2 from Kinder Morgan, which will be delivered to Riley Permian’s properties via its planned connection to the Cortez Pipeline.

Separately, Riley Permian announced today that its Board of Directors has declared a cash dividend on the Company's common stock in the amount of $0.31 per share. The dividend is payable on November 4, 2021 to stockholders of record as of the close of business on October 21, 2021.

Bobby Riley, Riley Permian’s Chairman and CEO, commented, “We’re pleased to announce these positive developments. We’re excited to work with such respectable industry players as Kinder Morgan and the Cortez Pipeline Company and to continue to advance our EOR pilot project. This pipeline connection and purchase agreement represents the first step for Riley Permian in gaining direct access to a wider network of CO2 pipeline infrastructure and to CO2 source product. Related to the operations of this project, we’ve begun the drilling of vertical injection wells in the field, and we’re laying water and gas line infrastructure, according to plans previously disclosed. Finally, the approximate 10% increase in our dividend is a testament to the continued execution of our business plan and return of capital to shareholders.”

About Riley Exploration Permian, Inc.
Riley Permian is an independent oil and natural gas company focused on steadily growing its reserves, production and cash flow per share through the acquisition, exploration, development and production of oil, natural gas, and natural gas liquids in the Permian Basin. For more information please visit www.rileypermian.com.

About Kinder Morgan, Inc.
Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Access to reliable, affordable energy is a critical component for improving lives around the world. We are committed to providing energy transportation and storage services in a safe, efficient, and environmentally responsible manner for the benefit of people, communities and businesses we serve. We own an interest in or operate approximately 83,000 miles of pipelines and 144 terminals. Our pipelines transport natural gas, renewable fuels, refined petroleum products, crude oil, condensate, CO2 and other products, and our terminals store and handle various commodities including gasoline, diesel fuel, chemicals, ethanol, metals and petroleum coke. Learn more about our renewables initiatives on the low carbon solutions page at www.kindermorgan.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements within the meaning of federal securities laws. All statements, other than historical facts, that address activities that the Company assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management's current beliefs, based on currently available information, as to the outcome and timing of future events, including the current industry and macroeconomic conditions, commodity price volatility, production levels, the impact of the recent presidential and congressional elections on energy and environmental policies and regulations, any other potential regulatory actions (including those that may impose production limits in the Permian Basin), the impact and duration of the ongoing COVID-19 pandemic, acquisitions and sales of assets, future dividends, production, drilling and capital expenditure plans, need for financing, competitive position, growth potential, severe weather conditions (including the impact of the recent severe winter storms on production volumes), impact of impairment charges, price and availability of CO2, and effects of hedging arrangements. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of the Company.
These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, the risk that the Company may reduce, suspend or totally eliminate dividend payments in the future, whether variable or fixed, due to insufficient liquidity or other factors, potential adverse reactions or changes to the business or operations of the Company resulting from the recently completed merger, including the Company's future financial condition, results of operations, strategy and plans; changes in capital markets and the ability of the Company to finance operations in the manner expected; the risk that the Company's EOR and CCUS projects may not perform as expected or produce the anticipated benefits; the risks of oil and gas activities; and the fact that operating costs and business disruption may be greater than expected following the consummation of the merger.
Additional factors that could cause results to differ materially from those described above can be found in Riley Permian's Annual Report on Form 10-K for the year ended December 31, 2020 and in its subsequently filed Quarterly Reports on Form 10-Q, as well as in the Registration Statement on Form S-4 filed by the Company with the SEC and declared effective by the SEC on February 2, 2021, each of which is on file with the SEC and available from the Company's website at www.rileypermian.com under the "Investor" tab, and in other documents the Company files with the SEC.
The forward-looking statements in this press release are made as of the date hereof and are based on information available at that time. The Company does not undertake, and expressly disclaims, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.

Source: Riley Exploration Permian, Inc.